Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces Third Quarter 2012 Results

•	50 new VerigeneSP system placements double over prior quarter

•	C. difficile assay filed with FDA

•	FDA categorizes blood stream gram-positive test as CLIA moderate complexity

NORTHBROOK, Ill., Nov. 7, 2012 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the third quarter ending September 30, 2012.

“Continuing positive momentum marked the quarter as we shipped 50 VerigeneSP new customer placements, the highest number in any single quarter to date,” said William Moffitt, Nanosphere president and chief executive officer. “The acceleration in product placements was driven primarily by FDA clearance of our gram-positive blood culture test at the end of the second quarter. We are very encouraged with the market’s response to the introduction of the gram-positive test and are working diligently to get additional content approved for VerigeneSP, including our c. difficile, gram-negative and enteric panels.”

Financial Highlights

•	50 new VerigeneSP systems were placed during the quarter, bringing the cumulative number of systems placed to 216.

•

Revenues for the third quarter 2012 were $865,000 compared to $556,000 for the same period 2011, driven primarily by increased consumable sales to new customers. Third quarter revenue did not include meaningful blood stream infection gram-positive sales as most new placements have taken approximately 90 days to validate the assay, after which revenue recognition commences.

•	R&D expenses decreased to $4.6 million for the quarter from $5.8 million in the same period in 2011 due to reduced spending on clinical trials and reduced patent-related legal expenses.

•	SG&A expenses increased in the second quarter to $4.4 million from $3.8 million in the third quarter of 2011 due to increased expenses from the expansion of our sales and customer support teams.

•	Total operating expenses were $9.0 million in the quarter, down from $9.7 million in the same period of 2011.

•	Net loss for the third quarter of 2012 was $8.7 million, down from $9.5 million for the same period in 2011.

•	Cash and cash equivalents as of September 30, 2012 were $41.9 million.

•	In July 2012, the company completed a public offering of common stock that added $27 million in net proceeds.

Clinical Highlights

•

The FDA categorized Nanosphere’s Gram-Positive Blood Culture Nucleic Acid Test (BC-GP) on the Verigene System as a moderate complexity test under the Clinical Laboratory Improvement Amendments (CLIA) program, allowing for expanded decentralization of the Verigene testing platform.

•	The Company submitted a 510(k) for its Clostridium difficile assay to the FDA. Initial comments and questions are expected before year end.

Conference Call Details

The company will hold a live conference call and webcast for investors on Wednesday, November 7, 2012 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-680-0879 (U.S./Canada) or 617-213-4856 (international), participant code 46512458. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through November 14, 2012 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 86076200, or on the company’s website.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media:

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2012	2011	2012	2011
REVENUE:
Product sales	$865	$556	$3,466	$1,651
Grant and contract revenue	—	—	43	54

Total revenue	865	556	3,509	1,705
COSTS AND EXPENSES:
Cost of sales	639	369	2,436	1,234
Research and development	4,584	5,828	13,735	15,157
Sales, general, and administrative	4,403	3,840	12,624	12,130

Total costs and expenses	9,626	10,037	28,795	28,521

Loss from operations	(8,761)	(9,481)	(25,286)	(26,816)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(3)	(3)	(5)	(14)
Interest income	15	11	42	33

Total other income (expense)	12	8	37	19

NET LOSS	$(8,749)	$(9,473)	$(25,249)	$(26,797)

Net loss per common share — basic and diluted	$(0.16)	$(0.22)	$(0.54)	$(0.75)
Weighted average number of common shares outstanding — basic and diluted	53,429	43,445	46,978	35,803

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$41,916	$39,273
Other current assets	6,700	3,434

Total current assets	48,616	42,707
Net property and equipment	2,781	4,522
Intangible Assets—net of accumulated amortization	2,815	3,033
Other Assets	75	75

Total Assets	$54,287	$50,337

Total liabilities	$5,121	$4,728
Total stockholders’ equity	49,166	45,609

Total liabilities and stockholders’ equity	$54,287	$50,337